Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Pricing of $425 Million Offering of Add-On 10.75% Senior Secured Notes due 2018

Englewood, CO - January 29, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) announced today that it has priced a private offering of $425 million principal amount of Add-On 10.75% Senior Secured Notes due 2018 at a price of 106.875% plus accrued interest from February 1, 2014. The company increased the size of the offering from the previously announced $400 million. The proceeds from the notes offering will be used primarily to pay the purchase price and related expenses for Westmoreland’s previously announced acquisition of the coal mining operations of Sherritt International Corporation, to prepay the outstanding senior secured notes issued by its subsidiary, Westmoreland Mining, LLC and for working capital. The offering is expected to close on February 7, 2014, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements and Canadian Information

This release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause our actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, the uncertain nature of the announced acquisition, the ability to complete such transactions, risks associated with the integration of acquired assets, risks associated with the our industry or the economy generally, and other such matters discussed in the “Risk Factors” section of our filings with the SEC. The forward-looking statements in this release speak only as of the date of this release. Although we may from time to time voluntarily update our prior forward looking statements, we disclaim any commitment to do so except as required by securities laws.

# # #

Contact: Kevin Paprzycki (855) 922-6463